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                                                                    EXHIBIT 11.1

                     SOLECTRON CORPORATION AND SUBSIDIARIES

            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



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
                                                                    YEARS ENDED AUGUST 31,
                                                               --------------------------------
                                                                 1996        1995        1994
                                                               --------     -------     -------
Weighted average number of shares of common stock and common stock equivalents:
Primary:
  Common Stock...............................................    50,838      42,861      41,023
  Common Stock equivalents-stock options.....................     1,289         912       1,182
                                                               --------     -------     -------
                                                                 52,127      43,773      42,205
Fully diluted:
  Common shares issuable upon assumed conversion of
     convertible subordinated notes..........................     3,044       8,286       9,557
  Incremental increase in common stock equivalent options
     using end of period market price........................         6         523         271
                                                               --------     -------     -------
                                                                 55,177      52,582      52,033
                                                               ========     =======     =======
Net income...................................................  $114,232     $79,526     $55,545
  Interest accretion on convertible subordinated notes, net
     of taxes................................................     5,499       5,439       5,944
                                                               --------     -------     -------
  Net income -- fully diluted................................  $119,731     $84,965     $61,489
                                                               ========     =======     =======
Net income per share -- primary..............................  $   2.19     $  1.82     $  1.32
                                                               ========     =======     =======
Net income per share -- fully diluted........................  $   2.17     $  1.62     $  1.18
                                                               ========     =======     =======
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